Exhibit 10.45

AMENDMENT TO THE
VALVOLINE LLC NONQUALIFIED EXCESS BENEFIT PLAN
WHEREAS, Valvoline LLC (“Valvoline”) sponsors for the benefit of certain of its employees the Ashland Inc. Nonqualified Excess Benefit Plan (the “Excess Plan”); and
WHEREAS, Valvoline desires to cease future benefit accrual under the terms of the Excess Plan effective as of September 30, 2016 (the “Effective Date”);
NOW, THEREFORE, the Excess Plan shall be amended as follows:
I.    Section 3(v) shall be added to the Plan to read as follows:
(v)    Plan Benefit Freeze. The benefit accrual of a Participant shall cease as of September 30, 2016 and no service or compensation of a Participant following that date shall result in any additional benefit due under this Plan. Notwithstanding the provisions of this Section 3(v), any early retirement benefits and subsidization reduction factors to all Participants providing services as of September 30, 2016 shall be provided if the Participant attains age 55 prior to retirement. In addition, any “Rule of 80” requirement to receive an early retirement or subsidized benefit shall be applied by including all service with both Ashland Inc. and Valvoline LLC for Participants for so long as Ashland Inc. (or any entity within the controlled group of Ashland Inc. determined in accordance with Section 414 of the Internal Revenue Code) remains in the same controlled group, as determined within Section 414 of the Internal Revenue Code, of Valvoline LLC. Upon the cessation of Ashland Inc. and Valvoline LLC to be within the same controlled group, determined in accordance with Section 414 of the Internal Revenue Code, only service with Valvoline LLC (or any entity within its controlled group determined in accordance with Section 414 of the Internal Revenue Code) shall be included in determining satisfaction of the “Rule of 80.” For the purpose of determining whether a Participant separates from service, so long as a Participant remains a service provider (within the terms of Code section 409A) for Valvoline LLC or Ashland LLC (or any entity within the controlled group of such entity determined in accordance with Section 414 of the Code), the Participant shall not be deemed to have incurred a separation from service.
II.    In all other respect the Plan shall remain unchanged.
IN WITNESS WHEREOF, this amendment to the Plan has been is executed this 30th day of September, 2016, to be effective as of the date indicated above.

/s/ Peter J. Ganz
By:_____________________________________
Peter J. Ganz
Senior Vice President, General Counsel and Secretary